Exhibit 21.1

Subsidiaries

BL Acquisition II, Inc. (Delaware)

BL Acquisition Corp. (Delaware)

Biolase Australia, Pty. Ltd. (AUSTRALIA)

Biolase Europe, GmbH (GERMANY)

Biolase Spain, S.L. (SPAIN)

Biolase India Private Limited (INDIA)